Exhibit 10.37

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the “Agreement”) is entered into as of October 27, 2015, by and among Crossroads Systems, Inc., a Delaware corporation (the “Company”), TQ Zeta LLC a Delaware limited liability company (“TQ Zeta”) and the investors listed on the signature pages hereto.

RECITALS

WHEREAS, the Company desires funding for its Patent Litigation (as defined below); and

WHEREAS, the Investors (as defined below) are willing to provide such funding in exchange for consideration.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the parties hereto agree as follows:

1.            Definitions.

1.1            “AAA” has the meaning set forth in Section 8.7(b).

1.2            “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.3            “Allocation Percentage” means, with respect to an Investor, the percentage assigned to that Investor on Schedule A in the column entitled “Allocation Percentage.”

1.4            “Allocable Portion” means the amount of any Specified Transaction Proceeds payable to an Investor following a Specified Transaction described in Section 2.5(b).

1.5            “Allocation Schedule” has the meaning set forth in Section 2.5(b)(ii).

1.6            “Arbitrators” has the meaning set forth in Section 8.7(b).

1.7            “Audit Dispute Notice” has the meaning set forth in Section 5.5.

1.8            “Audit Statement” has the meaning set forth in Section 5.5.

1.9            “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are not required by law to be open in New York, New York.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.10            “Closing” has the meaning set forth in Section 2.6(b).

1.11            “Closing Date” has the meaning set forth in Section 2.6(b).

1.12            “Commercial Rules” has the meaning set forth in Section 8.7(b).

1.13            “Company SEC Documents” has the meaning set forth in Section 3.9.

1.14            “Dispute Notice” has the meaning set forth in Section 2.5(b)(iii).

1.15            “Early Termination Election” has the meaning set forth in Section 2.4(b).

1.16            “Election Notice” has the meaning set forth in Section 2.4(b).

1.17            “Encumbrances” means any mortgages, pledges, liens, charges, hypothecations, right of set-off, covenants, non-assertions, immunities, releases, rights of first refusal, options, claims, security interests or other encumbrances and restrictions having a similar or analogous effect.

1.18            “Excluded Payments” means (i) all payments due to the Company under the Amended Settlement and License Agreement between the Company and Dot Hill Systems Corp. or its successor having an effective date of June 27, 2006 (“Dot Hill License Agreement”), including any unpaid quarterly payments that Dot Hill Systems Corp. or its successor has withheld or will withhold from the Company based on the pending IPR proceedings against the Company, but excluding any payments due to the Company under the Dot Hill License Agreement that are the subject of or related to the action filed by the Company in the United States District Court for the Western District of Texas in Austin, Texas on September 11, 2013 styled Crossroads Systems, Inc. v. Dot Hill Systems Corp., Civil Action No. 1:13-CV-800-SS, and (ii) revenue from Patent licenses with third parties in effect prior to the date of this Agreement, which licenses are listed on Schedule 1.18, but only to the extent that such revenue does not exceed $10,000, in the aggregate, per calendar quarter.

1.19            “Expenses Cash Amount” has the meaning set forth in Section 2.2(a).

1.20            “IPR” means an inter partes review proceeding, a post-grant proceeding conducted by the Patent Trial and Appeal Board to review one or more claims of an issued patent, in which the petitioner attempts to challenge the validity of a patent on certain defined grounds.

1.21            “IPR Termination Date” has the meaning set forth in Section 2.4(b).

1.22            “IPR Termination Notice” has the meaning set forth in Section 2.4(b).

1.23            “Investment Amount” has the meaning set forth in Section 2.1.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.24            “Investor(s)” means TQ Zeta and the other investors listed on the signature pages hereto, along with their respective successors and assigns.

1.25            “Litigation Defendant(s)” means, collectively, Cisco Systems, Inc., Dot Hill Systems Corp. or its successor, NetApp, Inc., Oracle Corporation and Quantum Corporation, any other Person added as a party to the Patent Litigation, any Affiliates of any of the foregoing and their respective successors and assigns.

1.26            “Net Cash Proceeds” means (i) any cash or other property (excluding licenses or assignments of patents to the Company or similar such arrangements in connection with settlements of the Patent Litigation, but including any cash subsequently derived therefrom) received by the Company from the licensing of any Patent, settlement or judicial awards of or arising from the Patent Litigation or any other monetization of the Patents (except any Excluded Payments), less legal contingency fees and related legal expenses incurred by Company’s legal counsel and related to the Patent Litigation or any sale or other monetization of the Patents, plus (ii) 80% of any Specified Transaction Proceeds described in the first sentence of Section 2.5(a), plus (iii) the Allocable Portion from a Specified Transaction consummated following the final resolution of the Patent Litigation as determined by Section 2.5.

1.27            “Patent Litigation” means, collectively, (i) the action filed by the Company in the United States District Court for the Western District of Texas in Austin, Texas on September 11, 2013 styled Crossroads Systems, Inc. v. Dot Hill Systems Corp., Civil Action No. 1:13-CV-800-SS; (ii) the action filed by the Company in the United States District Court for the Western District of Texas in Austin, Texas on October 7, 2013 styled Crossroads Systems, Inc. v. Oracle Corporation; Civil Action No. 1:13-cv-0895-SS; (iii) the action filed by the Company in the United States District Court for the Western District of Texas in Austin, Texas on February 18, 2014 styled Crossroads Systems, Inc. v. Cisco Systems, Inc.; Civil Action No. 1:14-cv-00148-SS; (iv) the action filed by the Company in the United States District Court for the Western District of Texas in Austin, Texas on February 18, 2014 styled Crossroads Systems, Inc. v. NetApp, Inc.; Civil Action No. 1:14-cv-00149-SS; (v) the action filed by the Company in the United States District Court for the Western District of Texas in Austin, Texas on February 18, 2014 styled Crossroads Systems, Inc. v. Quantum Corporation; Civil Action No. 1:14-cv-00150-SS; (vi) any other litigation in connection with the monetization of the Patents that is ongoing as of the date hereof or that may commence hereafter; and (vii) any amendments, refilings, substitute actions or other successor proceedings to the foregoing.

1.28            “Patents” means the patents and patent applications described on Exhibit A attached hereto and any patents and patent applications that claim priority to such patents and patent applications, including any divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, and including any patent rights associated with the foregoing.

1.29            “Percentage” has the meaning set forth in Section 2.3.

1.30            “Percentage Payment” has the meaning set forth in Section 2.3.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.31            “Permitted Expenses” means the expenses set forth on Exhibit C hereto.

1.32            “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental entity or other entity.

1.33            “Qualifying Financial Institution” has the meaning set forth in Section 2.2(a).

1.34            “Securities Act” means the Securities Act of 1933, as amended.

1.35            “Segregated Account” has the meaning set forth in Section 2.2(a).

1.36            “Specified Transaction” means (i) an acquisition by any Litigation Defendant or its Affiliates of more than 50% of the then outstanding voting power of the Company; (ii) the merger, consolidation or other business combination transaction of the Company with any Litigation Defendant or any of its Affiliates pursuant to which the stockholders of the Company immediately prior to such transaction own less than a majority of the aggregate voting power of the Company or the successor entity of such transaction, or (iii) sale or transfer of any of the Patents or all or any substantial portion of the Company’s assets to any Litigation Defendant or any of its Affiliates.

1.37            “Specified Transaction Proceeds” means the consideration paid or payable, as well as the value of any liabilities of the Company assumed, by any Litigation Defendant to the Company or its stockholders in connection with a Specified Transaction.

1.38            “Taxes” means any non-U.S., U.S. federal, state, local, municipal, or other governmental taxes, duties, levies, fees, excises, or tariffs, arising as a result of or in connection with any amounts of cash or other property received or paid under this Agreement.

1.32            “TQ Zeta” has the meaning set forth in the introductory paragraph.

2.            Litigation Funding.

2.1            Investment Amount. Subject to the terms and conditions herein, the Investors shall make a payment to the Company of $10,000,000 (the “Investment Amount”) in the respective amounts set forth on Schedule A hereto on the Closing Date by wire transfer of immediately available funds in consideration for a portion of the Net Cash Proceeds and the other terms and conditions as provided herein.

2.2            Application of Investment Amount. The Investment Amount paid by the Investors to the Company pursuant to Section 2.1 above shall be applied as follows:

(a)	No later than ten (10) days following the Closing, the Company shall provide the Investors with evidence that $7,030,000 (the “Expenses Cash Amount”) has been deposited into a separate account (the “Segregated Account”) established and maintained by the Company at a financial institution rated “A” or higher by a nationally recognized credit rating agency (a “Qualifying Financial Institution”). The Company may move the Segregated Account to another Qualifying Financial Institution upon five (5) Business Days’ advance written notice to the Investors. The Segregated Account shall have no other funds in it other than the Expenses Cash Amount and any withdrawals from the Segregated Account shall be made solely for the purpose of paying any Permitted Expenses.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	The remainder of the Investment Amount shall be deposited into the Company’s corporate account and used by the Company for (i) within ten (10) days following the Closing, the payment of the existing loan balance owed to CF DB EZ LLC (as assignee of Fortress Credit Co. LLC) at Closing or promptly thereafter, and (ii) working capital and general corporate purposes.

2.3            Share of Net Cash Proceeds. The Company agrees to pay to the Investors a percentage of the Net Cash Proceeds equal to the aggregate amount of the Net Cash Proceeds multiplied by the percentage under the heading Investors (the “Percentage”) set forth on Exhibit B hereto across from such aggregate amount (the “Percentage Payment”). Such payment shall be made as provided in Section 2.4 and shall be allocated among the Investors according to their respective Allocation Percentages. In determining the correct Percentage to apply, in the event of more than one receipt of Net Cash Proceeds, any receipt of Net Cash Proceeds shall be added to all prior receipts to determine the proper Percentage, and then such Percentage shall be multiplied by the most recent Net Cash Proceeds. Solely by way of example, if in April 2016 the Company receives Net Cash Proceeds of $40 million, and then in August 2016 the Company receives Net Cash Proceeds of an additional $70 million, then following the receipt of the April 2016 Net Cash Proceeds the Company would pay an aggregate of $18.4 million ($20,000,000 x 52% + $20,000,000 x 40%) to the Investors, and then following the receipt of the August 2016 Net Cash Proceeds the Company would pay in addition to the April 2016 payment, an aggregate of $25.2 million ($60,000,000 x 40% + $10,000,000 x 12%).

2.4            Payments to Investors. The Company shall make payments to the Investors in accordance with their respective Allocation Percentages upon the occurrence of any of the following events:

(a)	Receipt of Net Cash Proceeds. Promptly following receipt by the Company of any Net Cash Proceeds, the Company shall notify and promptly pay to the Investors their Percentage Payment with respect to such Net Cash Proceeds, allocated to each Investor in accordance with its Allocation Percentage. All cash payments pursuant to this Section 2.4(a) shall be made by wire transfer of immediately available funds within five (5) Business Days of receipt by the Company of the Net Cash Proceeds pursuant to wire instructions provided by each Investor to the Company in writing. Any receipt by the Company of property included as part of the Net Cash Proceeds shall be distributed to the Investors pursuant to the provisions hereof in kind as soon as practicable.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	IPR Termination. In the event that, by the latest termination date of the Company’s current IPR proceedings (the “IPR Termination Date”), there is not at least one lawsuit with assertable patent claims remaining, the Company shall promptly provide written notice to the Investors of such event (the “IPR Termination Notice”). Following the IPR Termination Date, the Company shall cease to make any withdrawals from the Segregated Account pending a decision by each Investor on whether it chooses to have its Allocation Percentage of the remaining funds in the Segregated Account returned to it (each, an “Early Termination Election”). To make its Early Termination Election, an Investor must deliver a notice as provided herein. If an Investor does not deliver a notice as provided herein, then the Early Termination Election is deemed to not be made by such Investor. Each Investor shall have fourteen (14) days following the delivery by the Company of the IPR Termination Notice to make its Early Termination Election by delivery of a notice by such Investor to the Company (the “Election Notice”). Upon the Company’s receipt of an Investor’s Election Notice, the Company shall promptly return any portion of the Expenses Cash Amount remaining in the Segregated Account to such Investor in accordance with its Allocation Percentage, but in any event within five (5) Business Days from the date of receipt of the Investor’s Election Notice. The Company shall have no further obligation to return any portions of the Investment Amount used to that date. If each Investor does not deliver an Election Notice within such fourteen (14) day period, or earlier notify the Company in writing that they do not intend to make the Early Termination Election, then any remaining portion of the Expenses Cash Amount shall remain in the Segregated Account and continue to be available to be used by the Company for Permitted Expenses as provided herein. If an Investor does not deliver the Election Notice to the Company within the fourteen (14) day period, the Investors acknowledge and hereby agree that such Investor shall have waived its rights to make an Early Termination Election. Upon payment to the electing Investors in accordance with their respective Allocation Percentages of the remaining funds in the Segregated Account following a valid Early Termination Election, then (i) Section 5 (including Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6) hereof shall terminate and be of no further force and effect and (ii) the provisions for payment of Net Cash Proceeds in Sections 2.3 and 2.4(a) and following a Specified Transaction as set forth in Section 2.5 hereof shall terminate and be of no further force and effect, in each case with respect to such Investor(s) providing a valid Early Termination Election. In the event of an Early Termination Election by one Investor, then future payments under this Agreement of Net Cash Proceeds that would have been paid to such electing Investor if the Early Termination Election had not been made shall be retained by the Company.

2.5            Specified Transactions.

(a)	If, at any time prior to or simultaneously with the final resolution of the Patent Litigation and payment of the Percentage Payment to the Investors, the Company proposes to enter or enters into a Specified Transaction, the Company agrees that it shall not enter into such Specified Transaction unless provision is made to secure that 80% of the Specified Transaction Proceeds will constitute Net Cash Proceeds and be paid to the Investors pursuant to this Agreement. The other 20% of the Specified Transaction Proceeds will be exempt from inclusion as Net Cash Proceeds.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	If, at any time after the final resolution of the Patent Litigation and payment of the Percentage Payment to the Investors, the Company proposes to enter into or enters into a Specified Transaction, the Company agrees that the Allocable Portion of the Specified Transaction Proceeds shall be treated as Net Cash Proceeds and paid to the Investors pursuant to this Agreement.

(i)	Determination of Allocable Portion. To determine the Allocable Portion amount, the Company shall consider the portion of the Specified Transaction Proceeds directly attributable to the monetization of the Patents. Any other amounts of the Specified Transaction Proceeds not so directly attributable, such as relating to the Company’s other assets, operations, businesses, good will, exchange listing, public entity status, or otherwise, shall not be included in the Allocable Portion.

(ii)	No less than ten (10) days prior to the anticipated closing date of the Specified Transaction, the Company shall deliver to the Investors the Company’s good faith estimate of the Allocable Portion of the Specified Transaction Proceeds, which the Company shall update and deliver to the Investors within five (5) days following the closing of the transactions contemplated by the Specified Transaction (the “Allocation Statement”).

(iii)	The Allocation Statement shall be final and binding on the parties unless either Investor delivers to the Company a written notice of disagreement with the Allocation Statement within ten (10) days following the receipt thereof. In the event that either Investor disputes any portion of the Allocation Statement, such Investor shall provide notice describing the nature of any such disagreement in reasonable detail, identifying the specific items as to which the Investor disagrees and such notice shall provide reasonable supporting documentation (the “Dispute Notice”). Within five (5) days following the Company’s receipt of such Dispute Notice, the Company shall provide the Investors with reasonable access to the Company’s books and records to the extent necessary to review the matters and information used to prepare and to support the Allocation Statement, all in a manner not unreasonably interfering with the business of the Company. Thereafter, the Investors and the Company shall attempt to resolve all such matters identified in the Dispute Notice. If the Investors and the Company are unable to resolve all such disagreements within ten (10) days after the receipt by the Company of the Dispute Notice (or such longer period as may be agreed by the Company and the Investors), then the remaining disputed matters shall be promptly submitted to the Arbitrators for binding resolution. The Arbitrators will consider only those items and amounts set forth in the Allocation Statement as to which the Company and the Investors have disagreed, shall resolve such disagreements in accordance with the terms and provisions of this Agreement and shall not resolve any particular amount in dispute to be an amount less than the lowest amount claimed by one of the parties or an amount higher than the highest amount claimed by one of the parties. The Arbitrators shall issue a written report containing a final Allocation Statement setting forth their determination of the Allocable Portion, which determination shall be final and binding upon the Company and the Investors. The fees and expenses of the Arbitrators incurred in connection with the determination of the disputed items shall be paid by the Investors and by the Company based on the relative amounts of their positions as compared to the final determination of the Arbitrators;[1] provided, however, that any fees incurred by the Company shall not be deducted from the Specified Transaction Proceeds. The Company and the Investors shall cooperate fully with the Arbitrators and respond on a timely basis to all requests for information or access to documents or personnel made by the Arbitrators, all with the intent to fairly and in good faith resolve all disputes relating to the Allocation Statement as promptly as reasonably practicable.

1 Solely by way of example, if there occurs a Specified Transaction valued at $100 million, and the Company provides in the Allocation Statement that $40 million of the proceeds are the Allocable Portion to be included as Net Cash Proceeds and the Investors believe the Allocable Portion is $60 million, and the Arbitrators determine that the Allocable Portion is $45 million, then the Company would pay 25% (5/(60 – 40)) of the fees and expenses and the Investors would pay 75% (15/(60 – 40)) of the fees and expenses.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)	Unless otherwise provided herein, all disputes under this Section 2.5(b) shall be settled by arbitration pursuant to Section 8.7(b).

2.6            The Closing.

(a)	The Investors’ obligations under this Agreement shall not be effective unless and until, on the Closing Date, the Investors have received an officer’s certificate executed by the President and Chief Executive Officer of the Company, dated as of the Closing Date, certifying that the representations and warranties of the Company contained in Section 3 of this Agreement are true and accurate in all material respects on and as of the Closing Date.

(b)	The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Olshan Frome Wolosky LLP upon the satisfaction or waiver of all of the conditions set forth in this Agreement (including Section 2.6(a)) on such date as is mutually agreeable to the parties (the “Closing Date”).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.            Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows as of the date hereof:

3.1            Organization, Authority and Enforceability. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to enter into this Agreement and carry out the transactions contemplated hereby. This Agreement has been duly and validly executed by the Company, and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors and general principles of equity. No other corporate proceedings on the part of the Company are necessary to authorize the execution and performance by the Company of the transactions contemplated herein.

3.2            No Conflict. The execution and delivery of this Agreement by the Company does not and the consummation of the transactions contemplated hereby by the Company will not (i) violate any provision of the certificate of incorporation, bylaws or similar governance documents of or applicable to the Company, (ii) result in a breach (or in any event which, with notice or lapse of time or both, would constitute a breach) of any term or provision of, or constitute a default under, any agreement or arrangement to which the Company or any of its Affiliates is a party or any agreement or arrangement concerning the Patents, (iii) result in the creation of any Encumbrance on the Patents, or (iv) violate any applicable law or any judgment, decree, order, regulation or rule of any governmental authority by which the Company (or any of its subsidiaries, if applicable) is bound or subject.

3.3            Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any governmental authority is required by, or with respect to, the Company or the Patents in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for filings and disclosures required under any applicable securities laws. The Company has received the approval of the holders of a majority in interest of the Company’s 5.0% Series F Convertible Preferred Stock outstanding to enter into this Agreement and carry out the transactions contemplated hereby.

3.4            Title and Contest. Except for the obligations to CF DB EZ LLC (as assignee of Fortress Credit Co. LLC) which shall be eliminated upon repayment of the current loan balance as set forth in Section 2.2(b) herein, the Company owns all right, title, and interest to the Patents, free and clear of all Encumbrances and there are neither existing contracts, agreements, options, commitments, or rights with, to, or in any person to assign, acquire or pledge any of the same, including, without limitation, all right, title, and interest to sue for infringement of the Patents and seek past and future damages from a third party. The Company has obtained and properly recorded previously executed assignments, if any, for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5            Litigations and Proceedings. Except as set forth on Schedule 3.5, other than the pending Patent Litigation there are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Company or the Patents. The Company has not received any notice and is not otherwise aware of any claim of a right or interest of any third party, the effect of which if determined adversely, is or would be to reduce, impair or otherwise materially and prejudicially affect the Patent Litigation. The Company is not in default with respect to any judgment, decree, injunction or order of any court, administrative agency or other instrumentality.

3.6            Validity and Enforceability. None of the Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any final administrative, arbitration, judicial or other proceeding.

3.7            Fees. All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid on the Patents being enforced in the Patent Litigation.

3.8            No Impairment. Except for the obligations to CF DB EZ LLC (as assignee of Fortress Credit Co. LLC) which shall be eliminated upon repayment of the current loan balance as set forth in Section 2.2(b) herein, the Company has not taken any action (including executing documents) or failed to take any action, which as a result would give any person or entity other than Investors an interest in the Patents, Patent Litigation or Net Cash Proceeds.

3.9            SEC Reports. From January 1, 2015 through the date of this Agreement, the Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (such forms, documents and reports, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act, the Securities Act and the Securities Exchange Act of 1934, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Crossroads acknowledges and agrees that the representations and warranties in this Section 3 shall not be affected, diminished or deemed qualified by reason of any statement or information contained in the Company SEC Documents.

3.10            Counsel. The Company has consulted independent legal counsel regarding the use of third-party investments in connection with the Patents and has determined that this Agreement is in compliance with all applicable laws and regulations.

4.            Representations and Warranties of Investors. Each Investor, severally and not jointly, represents and warrants to the Company as follows as of the date hereof:

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.1            Authority; Enforceability. Such Investor has the requisite power to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed by such Investor, and constitutes the valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors. No other proceedings are necessary to authorize the execution of this Agreement by such Investor or the performance by such Investor of its obligations hereunder.

4.2            No Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of any provision of the organizational documents of such Investor.

4.3            No Broker. Such Investor has not engaged any corporation, firm or other entity that is entitled to any fee or commission as a finder or a broker in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby. Such Investor shall be responsible for all liabilities and claims (including costs and expenses of defending against same) arising in connection with any claim by a finder or broker that it acted on behalf of such Investor in connection with the transactions contemplated hereby.

4.4            Investment Representations.

(a)	Such Investor has received all information that it considers necessary or appropriate for deciding whether to invest in the Company. Such Investor and/or his advisors, who are not affiliated with and not compensated directly or indirectly by the Company or an Affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with the Company and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect such Investor’s own interests in connection with the investment of the Investment Amount.

(b)	Such Investor understands that the investment of the Investment Amount is a speculative investment that involves a substantial degree of risk of loss of such Investor’s entire investment in the Company, and the Investor understands and is fully cognizant of the risk factors related to the investment of the Investment Amount.

(c)	Such Investor understands that any forecasts or predictions as to the Company’s performance are based on estimates, assumptions and forecasts which, at the time when made, the Company believed to be reasonable but which may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.

(d)	Such Investor is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. Such Investor has adequate means to provide for the Investor’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Investor’s entire investment in the Company.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)	Such Investor has had an opportunity to ask questions of the Company and anyone acting on its behalf and to receive answers concerning the terms of this Agreement, as well as about the Company and its business generally, and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement.

(f)	Such Investor is an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act.

(g)	If an entity, such Investor represents and warrants the following: (1) the holders of equity or other beneficial interests in the Investor are not able to decide individually whether to participate, or the extent of their participation in Investor’s investment in the Company and (2) no persons other than the Investor will have a beneficial interest in the Percentage Payment to be received hereunder (other than as a shareholder, partner or other beneficial owner of an equity interest in the Investor). Such Investor agrees that at all times prior to ceasing to be an investor in the Company, the Investor will notify the Company of any change that would make the representations set forth in the prior sentence inaccurate or untrue or any change in the information provided to the Company by the Investor.

5.            Additional Agreements of the Parties.

5.1            Conduct of the Patent Litigation; Settlement.

(a)	The Company shall use its commercially reasonable efforts to (i) monetize the Patents (including to prosecute the Patent Litigation to a final and non-appealable judgment or to a final, definitive settlement) as promptly as practicable and (ii) collect and enforce any such settlement or judgment. The Investors are not and do not by virtue of entering into this Agreement become, a party to the Patent Litigation. The parties hereto acknowledge and agree that the Company shall have the right, in its sole discretion, to determine whether to settle, resolve or abandon the Patent Litigation, to determine the terms and conditions of any such settlement, resolution or abandonment and to determine which parties to pursue in the Patent Litigation.

(b)	The Company shall comply with all laws and regulations in all material respects if the failure to do so could materially impair the Patent Litigation or the monetization thereof.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2            Additional Covenants of the Company. During the term of this Agreement the Company shall:

(a)	Not grant an Encumbrance over or affecting the Patents;

(b)	Not enter into any financing that subordinates, dilutes or modifies the Investors’ receipt of their Percentage Payment as provided herein;

(c)	Subject to Section 5.4, not grant any person with the power to direct the monetization of the Patents or the Patent Litigation, whether by contract or other similar means;

(d)	Use its best efforts to do all that is necessary to remain solvent and carry on its business;

(e)	Cause all patent maintenance fees and expenses necessary to maintain the Patents in good standing to be timely paid; and

(f)	If requested by an Investor, promptly identify to such Investor information in the Company SEC Documents that the Company believes is material to the Patents and Patent Litigation.

5.3            Reports. The Company will provide TQ Zeta a report indicating any amounts paid during a calendar month out of the Investment Amount and the remaining balance of the Expenses Cash Amount and including a copy of the account statement for the Segregated Account, in each case within thirty (30) days following the close of each calendar month. TQ Zeta agrees that all non-public information disclosed to such Investor pursuant to this Section 5.3 shall be deemed “Confidential Information” pursuant to Section 8.8 and, accordingly, shall not be divulged to any third party except as provided therein. Additionally, the Company will provide any other Investor with the same information provided to TQ Zeta if requested by such Investor.

5.4            Disposition of Patents. The parties acknowledge and agree that the Company may sell, assign or license any of the Patents. Any such proceeds therefrom shall be Net Cash Proceeds.

5.5            Right to Audit. The Company shall maintain complete and accurate records of the expenses charged to the Company with respect to the Net Cash Proceeds and Specified Transaction Proceeds. During the term of this Agreement and for a period of three (3) years thereafter, upon reasonable notice to the Company, each Investor shall be provided access for auditing purposes and to determine the Company’s compliance with this Agreement and activities contemplated hereunder. Such audits shall be performed by the Investor or its designee and there shall be no charge to the Investor from the Company. In the event that any audit determines that the Company has failed to pay any amount due to an Investor hereunder then the Investor shall deliver to the Company a statement of the amount due to the Investors within twenty (20) Business Days following the audit determination (the “Audit Statement”). The Audit Statement shall be final and binding on the Company unless the Company delivers to the Investors an audit dispute notice (the “Audit Dispute Notice”) within ten (10) Business Days following the receipt thereof. Within five (5) Business Days following the Investors’ receipt of such Audit Dispute Notice, the Investors shall provide the Company with reasonable access to the information used to prepare and to support the Audit Statement, all in a manner not unreasonably interfering with the business of each Investor. Thereafter, the Investors and the Company shall attempt to resolve all such matters identified in the Audit Dispute Notice. If the Investors and the Company are unable to resolve all such disagreements within ten (10) Business Days after the receipt by the Investors of the Audit Dispute Notice (or such longer period as may be agreed by the Company and the Investors), then the remaining disputed matters shall be promptly submitted to the Arbitrators for binding resolution. The Arbitrators will consider only those items and amounts set forth in the Audit Statement as to which the Company and the Investors have disagreed, shall resolve such disagreements in accordance with the terms and provisions of this Agreement and shall not resolve any particular amount in dispute to be an amount less than the lowest amount claimed by one of the parties or an amount higher than the highest amount claimed by one of the parties. The Arbitrators shall issue a written report containing a final Audit Statement setting forth their determination of the amount due to the Investors, which determination shall be final and binding upon the Company and the Investors. The fees and expenses of the Arbitrators incurred in connection with the determination of the disputed items shall be paid by the Investors and by the Company based on the relative success of their positions as compared to the final determination of the Arbitrators; provided, however, that any fees incurred by the Company shall not be deducted from the Net Cash Proceeds. The Company and the Investors shall cooperate fully with the Arbitrators and respond on a timely basis to all requests for information or access to documents or personnel made by the Arbitrators, all with the intent to fairly and in good faith resolve all disputes relating to the Audit Statement as promptly as reasonably practicable. Unless otherwise provided herein, all disputes under this Section 5.5 shall be settled by arbitration pursuant to Section 8.7(b).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.6            Acknowledgement of No Future Funding. Company acknowledges and agrees that the Investors have not made any representation, undertaking, commitment or agreement to provide or assist Company in obtaining any financing, investment or other assistance, other than the funding as expressly and unambiguously set forth herein and subject to the conditions set forth herein. In addition, Company acknowledges and agrees that (i) no statements, whether written or oral, made by an Investor or its Representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist Company in obtaining any financing or investment, (ii) Company shall not rely on any such statement by an Investor or its Representatives and (iii) an obligation, commitment or agreement to provide or assist Company in obtaining any financing or investment may only be created by a written agreement, signed by an Investor and Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.

6.            Term. This Agreement shall commence as of the date hereof and shall continue until the full payment by the Company to the Investors pursuant to Sections 2.4 and 2.5 herein.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.            Notices. All notices and other communications provided for herein shall be made in writing and delivered by hand or overnight courier service (which term includes a courier delivery service such as FedEx or United Parcel Service), or sent by e-mail, as follows:

If to the Company:	Crossroads Systems, Inc.
11000 North Mo-Pac Expressway #150
Austin, Texas 78759
Attention: Richard K. Coleman, Jr.
Telephone: (512) 928-7333
Email: rcoleman@crossroads.com

With a copy to:	Olshan Frome Wolosky LLP
65 East 55th Street
New York, New York 10022
Attention: Adam W. Finerman, Esq.
Telephone: (212) 451-2289
Email: afinerman@olshanlaw.com

If to TQ Zeta:	TQ Zeta LLC
Attn: Techquity Capital Management
805 Las Cimas Parkway Suite 240
Austin, TX 78746
Attention: Mark Roche, Managing Director
Email: mroche@techquitycap.com

With a copy to:	Nixon Peabody LLP
Key Towers at Fountain Plaza
40 Fountain Plaza, Suite 500
Buffalo, NY 14202-2224
Attention: John Koeppel, Esq.
Telephone: (716) 853-8137
Email: JKoeppel@nixonpeabody.com

If to Intrepidus Holdings LLC (provided, that Intrepidus Holdings LLC may notify the Company of additional persons to be notified on its behalf by the Company):	Chadbourne & Parke LLP 1301 Avenue of the Americas New York, New York, 10019-6022 Attention: Frank S. Vellucci Telephone: (212) 408-1127 Email: fvellucci@chadbourne.com

Any notices and other communication sent by hand shall be deemed received upon delivery. Any notices and other communication sent by overnight courier service shall be deemed received one (1) Business Day after it is sent by overnight mail. Any notices and other communications sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgment).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.            Miscellaneous.

8.1            Exculpation and Indemnification; Obligations of the Investors.

(a)	The Company agrees that there shall be no liability of an Investor and each of its Representatives under this Agreement, the Patents or the Patent Litigation, or related to its acts or omissions in connection with this Agreement, except in the case of a material breach of this Agreement by such person that has a material adverse effect on the Company.

(b)	The Company agrees to promptly indemnify, defend, and hold harmless each Investor and its Representatives from and against all liabilities, losses, diminution in value, claims, judgments, charges, sanctions, penalties, damages, expenses and costs (including, without limitation, reasonable attorneys’, accounting and expert fees, legal costs and expenses) such person may incur relating to, or arising out of, breaches by the Company under this Agreement and from and against all claims by third parties relating to, or arising out of, this Agreement. The Company also agrees to advance to each Investor and its Representatives all defense costs, including reasonable attorneys’ fees and expenses, relating to, or arising out of, breaches by the Company under this Agreement and for any third-party claim relating to, or arising out of, this Agreement.

(c)	In no event shall one Investor have any liability or obligation to the Company or any of its Affiliates with respect to the acts or omissions of any other Investor.

8.2            Taxes. All Taxes shall be the financial responsibility of the party obligated to pay such Taxes as determined by applicable law and neither party is or shall be liable at any time for any of the other party’s Taxes incurred in connection with or related to amounts paid under this Agreement. No Tax shall be withheld by the Company on any Net Cash Proceeds payable to the Investors hereunder unless required by law.

8.3            Specific Waivers. To the greatest extent permissible by law, the Company releases, discharges and quitclaims any claims, counterclaims, defenses, causes of action, remedies, or rights it or its successors in interest has or may in the future have arising from any doctrine, rule, or principle of law or equity that this Agreement, or the relationships or transactions contemplated by this Agreement (i) are against the public policy of any jurisdiction with which the Company has a connection or (ii) constitute maintenance or any impermissible transfers, assignments or splitting of property, fees or causes of action.

8.4            Relationships of the Parties. The Company and each Investor are independent actors. This Agreement does not create any joint venture, partnership, agency relationship or any other type of affiliation among any of the parties.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.5            Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable (whether voluntarily or involuntarily, directly or indirectly or by operation of law) by any party without (i) in the case of a proposed assignment by an Investor, the written consent of the Company and (ii) in the case of a proposed assignment by the Company, the written consent of the Investors; provided, that no party shall unreasonably withhold its consent to a proposed transfer by another party. Any such purported assignment without such consent shall be void.

8.6            Third Party Rights. Except as provided by Section 8.1, this Agreement shall not create benefits on behalf of any other Person, and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

8.7            Governing Law; Arbitration.

(a)	This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the laws of the United States of America and the State of Delaware, as such laws apply to contracts signed and fully performed in such state without regard to the principles of conflicts of laws thereof.

(b)	Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which cannot be settled amicably shall be determined by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules and Mediation Procedures then in effect (“Commercial Rules”). The award rendered by the Arbitrators shall be final, non-reviewable, non-appealable and binding on the parties and may be entered and enforced in any court having jurisdiction; provided, however, that any such determination shall be accompanied by a written opinion of the Arbitrators giving the reasons for the determination. There shall be three arbitrators (the “Arbitrators”). The parties agree that one Arbitrator shall be jointly appointed by the Investors and one Arbitrator by the Company within ten (10) days of receipt by the applicable respondent of a request for arbitration (or, in default thereof, appointed by the AAA in accordance with its Commercial Rules), and the third presiding Arbitrator shall be appointed by agreement of the two party-appointed Arbitrators within fifteen (15) days of the appointment of the second Arbitrator or, in default of such agreement, by the AAA. If more than one arbitration is commenced under this Agreement and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the Arbitrators selected in the first-filed proceeding shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those Arbitrators. The seat or place of arbitration shall be New York, New York. Except as may be required by law, neither a party nor the Arbitrators may disclose the existence, content or results of any arbitration without the prior written consent of the parties to this Agreement, unless to protect or pursue a legal right.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.8            Confidential Information.

(a)	Each party hereto will keep the terms and existence of this Agreement, the identities of the parties hereto and their Affiliates, and any non-public information concerning or relating to the Patent Litigation confidential and will not now or hereafter divulge any of this information (collectively, “Confidential Information”) to any third party except (i) with the prior written consent of the other parties, (ii) as may be required by applicable law, rule, regulation or legal process (including, without limitation, the rules and regulations of the Securities Exchange Commission), (iii) during the course of litigation, so long as the disclosure of such information is restricted in the same manner as is the confidential information of other litigating parties, and (iv) in confidence to its Affiliates and its and their respective officers, directors, managers, employees, legal counsel, accountants, financial advisors, partners, investors, clients, members, shareholders, lenders, agents, potential financing sources, successors, assigns and other representatives (collectively, “Representatives”), who, in the reasonable judgment of the disclosing party, need to know the Confidential Information, are informed of its confidential nature, and are subject to confidentiality duties or other obligations that are no less restrictive than the terms and conditions of this Section 8.8. Each party hereto agrees that it shall be responsible for any breach of this Section 8.8 by its Representatives.

(b)	Notwithstanding anything to the contrary herein:

(i)	Except as may be required by applicable law or legal process, no Investor shall discuss, correspond or otherwise communicate with any defendant in the Patent Litigation or its representatives regarding any matters pertaining to the Patent Litigation, including, without limitation, the terms and conditions of any settlement offers made or proposed to be made.

(ii)	The parties agree that the Company may make such filings and disclosures of Confidential Information as it determines, upon advice of counsel, are required by applicable law (including applicable securities laws) or court order, provided, that the Company will first use its commercially reasonable efforts to seek confidential treatment for any information regarding the identities of the Investors and their respective Representatives (including their contact information and the names of their signatories), each Investor’s individual investment amount and Allocation Percentage on Schedule A, and any other Confidential Information that the Company determines, upon advice of counsel, is permitted to be kept confidential under applicable law. If the Company’s counsel advises that disclosure of Confidential Information is required under applicable law, then the Company shall only disclose such Confidential Information to the extent advised by counsel.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.9            Headings and Interpretation. The headings of the sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. All parties hereto have been represented by counsel in connection with the drafting and negotiation of this Agreement. Accordingly, in any legal proceeding involving this Agreement, no rule of strict construction shall be applied in favor of or against any party by virtue of it having drafted any particular clause or section.

8.10            Counterparts. This Agreement may be executed by the parties in one or more counterparts, including facsimile counterparts, each of which shall be an original and all of which shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

8.11            Severability. If any section of this Agreement is found by competent authority to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such section in every other respect and the remainder of this Agreement shall continue in effect so long as the Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

8.12            Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties.

8.13            No Waiver. No waiver by any party of any breach of any terms or conditions contained herein shall be construed as a waiver of any other breach of the same or other terms or conditions herein. No delay or failure by any party in enforcing against the other any term or condition of this Agreement shall be deemed a waiver of any right under this Agreement.

8.14            Entire Agreement. This Agreement and its Exhibits embody the entire understanding of the parties with respect to the subject matter hereof and merges all prior discussions between them (including but not limited to that certain Confidential Summary of Terms dated as of October 11, 2015), and none of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to the subject matter hereof other than as expressly provided herein.

8.15            Each Party Bears its Own Costs. Except as expressly set forth herein, each Investor and the Company shall bear its own legal, accountancy and other costs and expenses incurred by them in connection with this Agreement.

8.16            No Practice of Law. The Investors and their Affiliates are engaged in an investment business that, among other things, invests with patent holders to commercialize patents in exchange for a share of the awards of such commercialization. The Investors and their Affiliates are not engaged in the practice of law with respect to the Patent Litigation and Company agrees that it shall not rely upon the Investors and its Affiliates for legal or other professional advice.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.17            Survival after Termination. The provisions of Section 1 (with respect to applicable defined terms) and this Section 8 shall survive the termination of this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

COMPANY:

CROSSROADS SYSTEMS, INC.

By:	/s/ Richard K. Coleman, Jr.
	Name:	Richard K. Coleman, Jr.
	Title:	President and CEO

INVESTORS:

TQ ZETA LLC

By:	/s/ Mark Roche
	Name:	Mark Roche
	Title:	Managing Director

INTREPIDUS HOLDINGS LLC

By:	/s/ Frank S. Vellucci
	Name:	Frank S. Vellucci
	Title:	Authorized Person

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit A

‘972 Patents

Title	Application No	Application Date	Grant No	Grant Date
Storage Router and Method for Providing Virtual Local Storage	09/001,799	12/31/97	5,941,972	08/24/99
Storage Router and Method for Providing Virtual Local Storage	09/354,682	07/15/99	6,421,753	07/16/02
Storage Router and Method for Providing Virtual Local Storage	09/965,339	09/27/01	6,425,036	07/23/02
Storage Router and Method for Providing Virtual Local Storage	09/965,335	09/27/01	6,425,035	07/23/02
Storage Router and Method for Providing Virtual Local Storage	10/081,110	02/22/02	6,789,152	09/07/04
Storage Router and Method for Providing Virtual Local Storage	10/174,720	06/19/02	6,738,854	05/18/04
Storage Router and Method for Providing Virtual Local Storage	10/361,283	02/10/03	6,763,419	07/13/04
Storage Router and Method for Providing Virtual Local Storage	10/658,163	09/09/03	7,051,147	05/23/06
Storage Router and Method for Providing Virtual Local Storage	11/851,724	09/07/07	7,689,754	03/30/10
Storage Router and Method for Providing Virtual Local Storage	11/851,775	09/07/07	7,552,266	06/23/09
Storage Router and Method for Providing Virtual Local Storage	11/851,837	09/07/07	7,694,058	04/06/10
Storage Router and Method for Providing Virtual Local Storage	11/980,909	10/31/07	8,046,515	10/25/11
Storage Router and Method for Providing Virtual Local Storage	11/947,499	11/29/07	7,984,221	07/19/11
Storage Router and Method for Providing Virtual Local Storage	12/220,431	07/24/08	US RE42,761	09/27/11
Storage Router and Method for Providing Virtual Local Storage	12/552,807	09/02/09	7,937,517	05/03/11
Storage Router and Method for Providing Virtual Local Storage	12/552,885	09/02/09	7,934,040	04/26/11
Storage Router and Method for Providing Virtual Local Storage	12/552,913	09/02/09	8,015,339	09/06/11
Storage Router and Method for Providing Virtual Local Storage	12/690,592	01/20/10	7,934,041	04/26/11
Storage Router and Method for Providing Virtual Local Storage	12/910,431	10/22/10	7,984,224	07/19/11
Storage Router and Method for Providing Virtual Local Storage	12/910,375	10/22/10	8,028,117	09/27/11
Storage Router and Method for Providing Virtual Local Storage	12/910,476	10/22/10	8,402,193	03/19/13

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Title	Application No	Application Date	Grant No	Grant Date
Storage Router and Method for Providing Virtual Local Storage	12/910,515	10/22/10	7,987,311	07/26/11
Storage Router and Method for Providing Virtual Local Storage	13/197,534	08/03/11	8,402,194	03/19/13
Storage Router and Method for Providing Virtual Local Storage	13/766,301	02/13/13
Storage Router and Method for Providing Virtual Local Storage	2,315,199	12/28/98	2,315,199	01/21/03
Storage Router and Method for Providing Virtual Local Storage	98966104.6	12/28/98	69832818.3	12/14/05
Storage Router and Method for Providing Virtual Local Storage	98966104.6	12/28/98	1044414	12/14/05
Storage Router and Method for Providing Virtual Local Storage	98966104.6	12/28/98	1044414	12/14/05
Storage Router and Method for Providing Virtual Local Storage	98966104.6	12/28/98	1044414	12/14/05
Storage Router and Method for Providing Virtual Local Storage	526873/2000	12/28/98	4691251	02/25/11
Storage Router and Method for Providing Virtual Local Storage	10012770.3	10/01/10
Storage Router and Method for Providing Virtual Local Storage	10012768.7	10/01/10

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit B

Percentage Payment

Net Cash Proceeds Tier	Crossroads	Investors
First $20 million	48%	52%
Above $20 million and up to $100 million	60%	40%
Above $100 million	88%	12%

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Exhibit C

Permitted Expenses

Permitted Expenses	Allowed Amount
Legal, licensing and other expenses related to the Crossroads ‘972 patent family	100%
Legal, licensing and other expenses related to current or future lawsuits against Crossroads filed by ‘972 patent family potential licensees or defendants in response to ‘972 patent enforcement	100%
Legal and other expenses related to ‘972 patent family prosecution, maintenance, and USPTO proceedings, including IPRs	100%
Lump sum monthly payment for salary, bonus and benefits compensation for IP management executives (Rick Coleman – approximately 70%; Mark Hood – approximately 70%; and Jennifer Crane – approximately 50%)	No more than $83,000 monthly
Company “out-of-pocket” expenses related to ‘972 litigation	100%
Lump sum monthly payment for miscellaneous IP related overhead (rent, employee depositions, technical support, etc.)	No more than $20,000 monthly

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Schedule A

Allocation Schedule

Investor	Investment Amount	Allocation Percentage
TQ Zeta LLC	[**]	[**]
Intrepidus Holdings LLC	[**]	[**]
Total	$10,000,000	100%

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions